Calculation of Filing Fee Tables
S-8
Zenas BioPharma, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	400,000	$ 8.72	$ 3,488,000.00	0.0001531	$ 534.01
2	Equity	Common Stock, $0.0001 par value per share	Other	250,000	$ 8.72	$ 2,180,000.00	0.0001531	$ 333.76
3	Equity	Common Stock, $0.0001 par value per share	Other	112,000	$ 9.97	$ 1,116,640.00	0.0001531	$ 170.96
Total Offering Amounts:						$ 6,784,640.00		$ 1,038.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,038.73
Offering Note
[1]	Offering Note 1.a Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act") this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share ("Common Stock") as may be issued to prevent dilution from stock splits, stock dividends and similar transactions. Offering Note 1.b Consists of shares of common stock of the Registrant issuable under new hire inducement stock option awards as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4). Offering Note 1.c Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Act. The proposed maximum offering price per share and the maximum aggregate offering price a calculated based on the exercise price of the options outstanding under the applicable inducement stock option awards. Offering Note 1.d The inducement stock option awards were granted on April 15, 2025 with an exercise price equal to the closing price of the Registrant's common stock on the Nasdaq Global Select Market on such date.

[2]	See Offering Note 1.a, 1.b & 1.c Offering Note 2 The inducement stock option awards were granted on April 15, 2025 with an exercise price equal to the closing price of the Registrant's common stock on the Nasdaq Global Select Market on such date.

[3]	See Offering Note 1.a, 1.b & 1.c Offering Note 3 The inducement stock option awards were granted on June 16, 2025 with an exercise price equal to the closing price of the Registrant's common stock on the Nasdaq Global Select Market on such date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A